Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

CH REALTY VII – CARROLL MF ORLANDO HUNTER'S CREEK, L.L.C.

AND

CH REALTY VII – CARROLL MF ORLANDO METROWEST, L.L.C.

AS SELLER

AND

BLUEROCK REAL ESTATE, L.L.C.

AS PURCHASER

DATED SEPTEMBER 7, 2017

Section 12.18	No Third Party Beneficiary	32
Section 12.19	Reporting Person	32
Section 12.20	Intentionally Omitted	32
Section 12.21	Jurisdiction and Venue	33
Section 12.22	Radon Gas	33
Section 12.23	Energy Disclosure	33
Section 12.24	Obligations Regarding Financial Information	33

LIST OF DEFINED TERMS

Page No.

Additional Property Information	9
Agreement	1
Assignment	19
business day	32
Casualty Estimate	16
CERCLA	29
Closing	18
Closing Date	2
Code	25
Cooperation Period	34
Deed	19
Earnest Money	1
Effective Date	2
Equipment Leases	7
ERISA	25
Escrow Agent	2
Extension Earnest Money	1
Extension Notice	18
Hazardous Material	30
Hazardous Materials	30
Hazardous Substance	30
Hunter's Creek Equipment Leases	5
Hunter's Creek Improvements	4
Hunter's Creek Intangible Personal Property	5
Hunter's Creek Land	4
Hunter's Creek Leases	4
Hunter's Creek License Agreements	5
Hunter's Creek Property	4
Hunter's Creek Real Property	4
Hunter's Creek Seller	1
Hunter's Creek Service Contracts	5
Hunter's Creek Tangible Personal Property	4
Improvements	7
Independent Consideration	8
Information Delivery Date	2
Initial Earnest Money	1
Inspection Period	2
Intangible Personal Property	7
Land	7
Lease Files	9
Leases	7
Leasing Costs	23
License Agreements	7
Material Damage	17
Materially Damaged	17
Metrowest Equipment Leases	7

1

Metrowest Improvements	6
Metrowest Intangible Personal Property	7
Metrowest Land	6
Metrowest Leases	6
Metrowest License Agreements	7
Metrowest Property	5
Metrowest Real Property	6
Metrowest Seller	1
Metrowest Service Contracts	6
Metrowest Tangible Personal Property	6
Natural Gas Liquids	30
Notice to Proceed	10
Objection	13
Objection Notice	13
OFAC	25
Operating Statements	9
Permitted Exceptions	14
Permitted Outside Parties	11
Petroleum	30
Plan	25
Pollutant or Contaminant	30
Property	7
Property Audits	34
Property Documents	10
Property Information	8
Purchase Price	1
Purchaser	1
Purchaser Representatives	9
Purchaser's Knowledge Parties	26
Real Property	7
Rent Ready Condition	17
Rent Roll	9
Rent-Ready Date	17
Report	11
Reports	11
Required Monetary Liens	14
Seller	1
Seller’s Closing Certificate	19
Seller's Representatives	26
Service Contracts	7
Survey	13
Survival Period	26
Tangible Personal Property	7
Taxes	21
Tenant Notice Letter	20
Tenant Receivables	22
Title Commitment	13
Title Commitment Delivery Date	2
Title Company	2
Title Policy	15
to Purchaser's knowledge	26

2

to Seller's knowledge	26
to the best of Purchaser's knowledge	26
to the best of Seller's knowledge	26
Unbilled Tenant Receivables	22
Uncollected Delinquent Tenant Receivables	22
Voluntary Encumbrances	14

3

PURCHASE AND SALE AGREEMENT

[Arium Hunter's Creek and Arium at Metrowest, Orlando, Florida]

This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Purchaser and Seller.

RECITALS

A.           Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.           Purchaser desires to purchase the Property and Seller desires to sell, assign and convey the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

Basic Information

1.1.1 Seller:

Collectively, CH REALTY VII – CARROLL MF ORLANDO HUNTER'S CREEK, L.L.C., a Delaware limited liability company ("Hunter's Creek Seller"), and CH REALTY VII – CARROLL MF ORLANDO METROWEST, L.L.C., a Delaware limited liability company ("Metrowest Seller").

1.1.2 Purchaser:	BLUEROCK REAL ESTATE, L.L.C., a Delaware limited liability company
1.1.3 Purchase Price:	$183,500,000.00, of which $97,500,000.00 shall be allocated to the Hunter’s Creek Property and $86,000,000.00 shall be allocated to the Metrowest Property.
1.1.4 Earnest Money:	$3,600,000.00 (the "Initial Earnest Money"), including interest thereon, to be deposited in accordance with Section 3.1 below, and to be increased by $1,800,000.00 (the "Extension Earnest Money") to $5,400,000.00, plus interest thereon, if Purchase delivers an Extension Notice pursuant to Section 7.1.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 1

1.1.5 Title Company:	Commonwealth Title of Dallas 2651 N. Harwood, Suite 260 Dallas, Texas 75201 Attn.: Sharon Cooper Telephone number: (214) 855-8400 Facsimile number: (214) 754-9066 E-mail: sharoncooper@cltlt.com
1.1.6 Escrow Agent:	Commonwealth Title of Dallas 2651 N. Harwood, Suite 260 Dallas, Texas 75201 Attn.: Sharon Cooper Telephone number: (214) 855-8400 Facsimile number: (214) 754-9066 E-mail: sharoncooper@cltlt.com
1.1.7 Intentionally Omitted:

1.1.8 Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9 Property Information Delivery Date:	The date which is five (5) business days after the Effective Date.

1.1.10 Title Commitment Delivery Date:	The date which is five (5) business days after the Effective Date.

1.1.11 Intentionally Omitted:

1.1.12 Intentionally Omitted:

1.1.13 Inspection Period:	The period beginning on the Effective Date and ending at 5:00 p.m. Dallas, Texas time on September 7, 2017.

1.1.14 Closing Date:	October 6, 2017, unless extended to November 6, 2017 pursuant to Section 7.1.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 2

Section 1.2           Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Seller
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser (other than any endorsements that Seller elects to obtain, in its sole discretion, to cure a Purchaser title objection hereunder, which shall be paid by Seller), any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC searches	Purchaser
Per-page recording fees for recordable conveyance documents	Seller
Any deed taxes, documentary stamp taxes or transfer taxes payable on the conveyance of the Property to Purchaser	Seller
Any mortgage taxes, intangible taxes or other similar taxes, fees or assessments associated with any Purchaser financing on the Property	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
All other closing costs, expenses, charges and fees	As customary in Orange County, Florida

Section 1.3           Notice Addresses:

Purchaser: Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th Floor New York, NY 10019 Attention: Ryan MacDonald Telephone: (646) 649-9150 E-mail: rmacdonald@bluerockre.com

Copy to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street, NW, Suite 1700

Atlanta, Georgia 30363

Attention: Eric R. Wilensky

Telephone: (404) 322-6469

E-mail: eric.wilensky@nelsonmullins.com

Seller: c/o CH Realty VII/MF Orlando Properties Investor, L.L.C. 3819 Maple Avenue Dallas, Texas 75219 Attention: Madeline Lewis Telephone: (214) 661-8371 E-mail: mlewis@crowholdings.com	Copy to: c/o Carroll Co-Invest III Orlando Portfolio, LLC 3340 Peachtree Road NE, Suite 2250 Atlanta, GA 30326 Attention: Josh Champion Telephone: (404) 812-8270 E-mail: josh.champion@carrollorg.com
With an additional copy to: Locke Lord LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: Thomas P. Arnold Telephone: (214) 740-8656 E-mail: tarnold@lockelord.com

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 3

ARTICLE 2

Property

Section 2.1           Hunter's Creek Property. Subject to the terms and conditions of this Agreement, Hunter's Creek Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Hunter's Creek Seller, the following property (collectively, the "Hunter's Creek Property"):

2.1.1       Hunter's Creek Real Property. All of Hunter’s Creek Seller’s right, title and interest to the land described as the Hunter's Creek Land in Exhibit A-1 attached hereto (the "Hunter's Creek Land"), together with (a) all buildings, structures, fixtures, parking facilities, and other improvements located thereon, but expressly excluding improvements and structures owned by any tenant ("Hunter's Creek Improvements"), (b) without warranty, all right, title and interest of Hunter's Creek Seller, if any, in and to the rights, benefits, privileges, and easements appurtenant to Hunter’s Creek Seller’s interest in the Hunter’s Creek Land and the Hunter’s Creek Improvements, if any, including, without limitation, all of Hunter’s Creek Seller’s right, title and interest, if any, in and to all mineral, oil, gas and other hydrocarbons, water rights, air rights, and development rights, and all rights-of-way, tenements, hereditaments, and other appurtenances thereon (whether now or hereinafter existing) or in anywise appertaining thereto used in connection with the beneficial use and enjoyment of the Hunter’s Creek Land and Hunter’s Creek Improvements, and (c) without warranty, all right, title, and interest of Hunter's Creek Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Hunter's Creek Land (collectively, the "Hunter's Creek Real Property").

2.1.2       Hunter's Creek Leases. All of Hunter's Creek Seller's right, title and interest, without warranty, in all leases and other occupancy agreements of the Hunter's Creek Real Property (other than Hunter's Creek License Agreements), including leases which may be made by Hunter’s Creek Seller after the Effective Date and prior to Closing as permitted by this Agreement, all amendments and assignments of any of the foregoing, and all security and other refundable deposits held by Hunter's Creek Seller in connection therewith and any guarantees given thereunder to the extent assignable (collectively, the "Hunter's Creek Leases").

2.1.3       Hunter's Creek Tangible Personal Property. All of Hunter's Creek Seller's right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, appliances, signs, carts, tools, unopened or otherwise usable supplies and keys and other tangible personal property, if any, owned by Hunter's Creek Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Hunter's Creek Real Property, including, without limitation, such personalty shown on Schedule 2.1.3 attached hereto and incorporated herein by reference, but specifically excluding any items of personal property owned or leased by Hunter's Creek Seller's property manager or tenants at or on the Hunter's Creek Real Property and further excluding any items of personal property owned by third parties and leased to Hunter's Creek Seller (collectively, the "Hunter's Creek Tangible Personal Property").

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 4

2.1.4       Hunter's Creek Intangible Personal Property. All of Hunter's Creek Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Hunter's Creek Real Property and the Hunter's Creek Improvements, including, without limitation: all trade names and trademarks associated with the Hunter's Creek Real Property and the Hunter's Creek Improvements, including Hunter's Creek Seller's rights and interests, if any, in the name of the Hunter's Creek Real Property; the plans and specifications and other architectural and engineering drawings for the Hunter's Creek Improvements, if any (to the extent owned by Hunter's Creek Seller and assignable without cost by Hunter's Creek Seller); those certain contract rights related to the operation, ownership, repair or management of the Hunter's Creek Real Property, including maintenance, service, construction and supply contracts shown more particularly on Schedule 2.1.4 attached hereto and by this reference made a part hereof and including contracts which may be made by Hunter's Creek Seller after the Effective Date and prior to Closing as permitted by this Agreement, but not including Hunter's Creek Leases or Hunter's Creek License Agreements (collectively, the "Hunter's Creek Service Contracts") (but only to the extent assignable without cost by Hunter's Creek Seller and to the extent that Hunter's Creek Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent owned by Hunter's Creek Seller and assignable without cost by Hunter's Creek Seller); governmental permits, approvals and licenses, if any (to the extent owned by Hunter's Creek Seller and assignable without cost by Hunter's Creek Seller); all telephone exchange numbers (to the extent owned by Hunter's Creek Seller and assignable without cost to Hunter's Creek Seller; any freely assignable website domain names associated with the Hunter’s Creek Real Property (including http://ariumhunterscreek.com); and all freely assignable content used or displayed under such domain (all of the items described in this Section 2.1.4 collectively referred to as the "Hunter's Creek Intangible Personal Property"). Hunter's Creek Tangible Personal Property and Hunter's Creek Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Hunter's Creek Property, including, without limitation, budgets prepared by or on behalf of Hunter's Creek Seller or any affiliate of Hunter's Creek Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Hunter's Creek Property and/or Hunter's Creek Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.

2.1.5       Hunter's Creek License Agreements and Equipment Leases. All of Hunter's Creek Seller's right, title and interest, without warranty, in and to (a) all agreements (other than Hunter's Creek Leases and Hunter’s Creek Equipment Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Hunter's Creek Real Property and generate income to Hunter's Creek Seller as the owner of the Hunter's Creek Real Property as shown on Schedule 2.1.5 attached hereto and incorporated herein by reference, including agreements which may be made by Hunter's Creek Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Hunter's Creek License Agreements"); and (b) all leases of equipment to Hunter’s Creek Seller (to the extent that same are assignable by Hunter’s Creek Seller without cost and to the extent that Hunter's Creek Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement) as shown on Schedule 2.1.5 attached hereto and incorporated herein by reference, including agreements which may be made by Hunter's Creek Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Hunter’s Creek Equipment Leases”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume all the obligations of the "lessor" or "licensor" under all Hunter's Creek License Agreements which by their terms cannot be terminated without penalty or payment of a fee in excess of $5,000 in amount.

Section 2.2           Metrowest Property. Subject to the terms and conditions of this Agreement, Metrowest Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Metrowest Seller, the following property (collectively, the "Metrowest Property"):

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 5

2.2.1       Metrowest Real Property. All of Metrowest Seller’s right, title and interest to the land described as the Metrowest Land in Exhibit A-2 attached hereto (the "Metrowest Land"), together with (a) all buildings, structures, fixtures, parking facilities and other improvements located thereon, but expressly excluding improvements and structures owned by any tenant ("Metrowest Improvements"), (b) without warranty, all right, title and interest of Metrowest Seller, if any, in and to the rights, benefits, privileges, and easements appurtenant to Metrowest Seller’s interest in the Metrowest Land and the Metrowest Improvements, if any, including, without limitation, all of Metrowest Seller’s right, title and interest, if any, in and to all mineral, oil, gas and other hydrocarbons, water rights, air rights, and development rights, and all rights-of-way, tenements, hereditaments, and other appurtenances thereon (whether now or hereinafter existing) or in anywise appertaining thereto used in connection with the beneficial use and enjoyment of the Metrowest Land and Metrowest Improvements, and (c) without warranty, all right, title, and interest of Metrowest Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Metrowest Land (collectively, the "Metrowest Real Property").

2.2.2       Metrowest Leases. All of Metrowest Seller's right, title and interest, without warranty, in all leases and other occupancy agreements of the Metrowest Real Property (other than Metrowest License Agreements), including leases which may be made by Metrowest Seller after the Effective Date and prior to Closing as permitted by this Agreement, all amendments and assignments of any of the foregoing, and all security and other refundable deposits held by Metrowest Seller in connection therewith and any guarantees given thereunder to the extent assignable (collectively, the "Metrowest Leases").

2.2.3       Metrowest Tangible Personal Property. All of Metrowest Seller's right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, appliances, signs, carts, tools, unopened or otherwise usable supplies and keys and other tangible personal property, if any, owned by Metrowest Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Metrowest Real Property, including, without limitation, such personalty as shown on Schedule 2.2.3 attached hereto and incorporated herein by reference, but specifically excluding any items of personal property owned or leased by Metrowest Seller's property manager or tenants at or on the Metrowest Real Property and further excluding any items of personal property owned by third parties and leased to Metrowest Seller (collectively, the "Metrowest Tangible Personal Property").

2.2.4       Metrowest Intangible Personal Property. All of Metrowest Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Metrowest Real Property and the Metrowest Improvements, including, without limitation: all trade names and trademarks associated with the Metrowest Real Property and the Metrowest Improvements, including Metrowest Seller's rights and interests, if any, in the name of the Metrowest Real Property; the plans and specifications and other architectural and engineering drawings for the Metrowest Improvements, if any (to the extent owned by Metrowest Seller and assignable without cost by Metrowest Seller); those certain contract rights related to the operation, ownership, repair or management of the Metrowest Real Property, including maintenance, service, construction and supply contract shown more particularly on Schedule 2.2.4 attached hereto and by this reference made a part hereof, and including contracts which may be made by Metrowest Seller after the Effective Date and prior to Closing as permitted by this Agreement, but not including Metrowest Leases or Metrowest License Agreements (collectively, the "Metrowest Service Contracts") (but only to the extent assignable without cost by Metrowest Seller and to the extent that Metrowest Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent owned by Metrowest Seller and assignable without cost by Metrowest Seller); governmental permits, approvals and licenses, if any (to the extent owned by Metrowest Seller and assignable without cost to Metrowest Seller); all telephone exchange numbers (to the extent owned by Metrowest Seller and assignable without cost by Metrowest Seller; all freely assignable website domain names associated with the Metrowest Real Property (including http://ariummetrowest.com) and all freely assignable content used or displayed under such domain (all of the items described in this Section 2.2.4 collectively referred to as the "Metrowest Intangible Personal Property"). Metrowest Tangible Personal Property and Metrowest Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Metrowest Property, including, without limitation, budgets prepared by or on behalf of Metrowest Seller or any affiliate of Metrowest Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Metrowest Property and/or Metrowest Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 6

2.2.5       Metrowest License Agreements. All of Metrowest Seller's right, title and interest, without warranty, in and to (a) all agreements (other than Metrowest Leases and Metrowest Equipment Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Metrowest Real Property and generate income to Metrowest Seller as the owner of the Metrowest Real Property as shown on Schedule 2.2.5 attached hereto and incorporated herein by reference, including agreements which may be made by Metrowest Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Metrowest License Agreements"); and (b) all leases of equipment to Metrowest Seller (to the extent that same are assignable by Metrowest Seller without cost and to the extent that Metrowest Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement) as shown on Schedule 2.2.5 attached hereto and incorporated herein by reference, including agreements which may be made by Metrowest Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Metrowest Equipment Leases"). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume all the the "lessor" or "licensor" under all Metrowest License Agreements which by their terms cannot be terminated without penalty or payment of a fee in excess of $5,000 in amount.

Section 2.3           Property. As used herein, (a) the Hunter's Creek Property and the Metrowest Property shall be collectively called the "Property", (b) the Hunter's Creek Land and the Metrowest Land shall be collectively called the "Land", (c) the Hunter's Creek Improvements and the Metrowest Improvements shall be collectively called the "Improvements", (d) the Hunter's Creek Real Property and the Metrowest Real Property shall be collectively called the "Real Property", (e) the Hunter's Creek Leases and the Metrowest Leases shall be collectively called the "Leases", (f) the Hunter's Creek Tangible Personal Property and the Metrowest Tangible Personal Property shall be collectively called the "Tangible Personal Property ", (g) the Hunter's Creek Service Contracts and the Metrowest Service Contracts shall be collectively called the "Service Contracts", (h) the Hunter's Creek Intangible Personal Property and the Metrowest Intangible Personal Property shall be collectively called the "Intangible Personal Property", (i) the Hunter's Creek License Agreements and the Metrowest License Agreements shall be collectively called the "License Agreements", and (j) the Hunter's Creek Equipment Leases and the Metrowest Equipment Leases shall be collectively called the "Equipment Leases ".

ARTICLE 3

Earnest Money

Section 3.1           Deposit and Investment of Earnest Money. Within one (1) business day after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 7

Section 3.2           Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller's performance under this Agreement ("Independent Consideration"), which shall be retained by Seller in all instances.

Section 3.3           Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the actual receipt by Escrow Agent of such deposit from Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4           Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser does not send a Notice to Proceed prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one business day following r the expiration of the Inspection Period (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

Due Diligence

Section 4.1           Due Diligence Materials To Be Delivered. Seller shall deliver to Purchaser the following (the "Property Information") on or before the Property Information Delivery Date:

4.1.1       Rent Roll. A current rent roll utilizing Seller's standard form (the "Rent Roll") for the Hunter's Creek Property is attached hereto as Exhibit G-1, and for the Metrowest Property is attached hereto as Exhibit G-2;

4.1.2       Financial Information. Copy of operating statements pertaining to each of the Hunter's Creek Property and the Metrowest Property for the 12 months preceding the Effective Date ("Operating Statements");

4.1.3       Tax Statements. Copy of ad valorem tax statements relating to each of the Hunter's Creek Property and the Metrowest Property for the current tax period;

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 8

4.1.4       Title and Survey. Copy of Seller's most current title insurance information and survey of each of the Hunter's Creek Property and the Metrowest Property;

4.1.5       Service Contracts. A list of Service Contracts, together with copies thereof;

4.1.6       Personal Property. A list of Tangible Personal Property; and

4.1.7       License Agreements. A list of any License Agreements, together with copies thereof.

4.1.8       Equipment Leases. A list of Equipment Leases, together with copies thereof.

Except for the Rent Roll contemplated in Section 4.1.1, Seller's obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or reasonable control of Seller or its property management company.

Section 4.2           Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession and control, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's property manager or at the Property, the following items and information (the "Additional Property Information") on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1       Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect with respect to the tenants ("Lease Files");

4.2.2       Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3       Plans and Specifications. Building plans and specifications relating to the Hunter's Creek Property and the Metrowest Property; and

4.2.4       Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Hunter's Creek Property and the Metrowest Property.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 9

Section 4.3          Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser and Purchaser's employees, agents, engineers, contractors and environmental consultants ("Purchaser Representatives") shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate prior notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary non-invasive tests, studies, investigations, evaluations and inspections, including surveys and architectural, engineering, geotechnical and environmental inspections and tests as permitted under this Agreement, provided that (a) Purchaser must give Seller one (1) business day's prior telephone or written notice of any such inspection or test, (b) with respect to (i) any invasive inspection or test, (ii) any "Phase II" type testing or investigation or (iii) any testing scope that is beyond a customary "Phase I" investigation (including, without limitation, any core sampling, soils testing, vapor testing, air-quality testing, testing of on-site materials or other similar testing, sampling or investigation), Purchaser must obtain Seller's prior written consent (which consent may be given, withheld or conditioned in Seller's sole discretion), provided, however, that the foregoing shall not preclude Purchaser from undertaking non-invasive radon or asbestos testing, (c) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and Purchaser Representatives have in place (i) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) for bodily or personal injury or death and (ii) property damage insurance in the amount of at least One Million Dollars ($1,000,000.00) for the inspection activities on the Property, which certificate shall name Seller as an additional insured thereunder, and (d) all such tests shall be conducted by Purchaser and Purchaser Representatives in compliance with Purchaser's responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser Representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone or in writing to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser Representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Seller agrees that Purchaser may conduct thermographic inspections of the building envelopes, provided that (A) the professional(s) performing and evaluating such thermographic inspections must have specific training in building envelope evaluations and reasonably appropriate credentials as a thermographer, (B) Seller shall have the right to reasonably approve the scope of the building envelope evaluation, and (C) Seller expressly reserves the right, in its sole discretion, to refuse to permit or allow any destructive openings of the building envelopes based upon the results of any such testing or otherwise.

Section 4.4           Due Diligence/Termination Right.

4.4.1       Purchaser shall have through 5:00 p.m. Dallas, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, and (b) obtain all necessary internal approvals.

4.4.2       If Purchaser elects to proceed with the acquisition of the Property, Purchaser may continue this Agreement by giving written notice to proceed to Seller and Escrow Agent (the "Notice to Proceed") specifying that Purchaser wishes to acquire the Property, prior to 5:00 p.m. Dallas, Texas time on the last day of the Inspection Period. If Purchaser timely gives its Notice to Proceed, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. If Purchaser does not timely give a Notice to Proceed for any reason or no reason, this Agreement shall terminate, the Initial Earnest Money shall be refunded to Purchaser in accordance with Section 3.4, and the parties shall have no further obligations to each other, aside from those that by their terms survive termination.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 10

Section 4.5           Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), and upon receipt of Seller’s written request therefor, (a) Purchaser shall return to Seller or destroy, as requested, Purchaser’s copies of the Property Documents (subject to Purchaser’s internal records retention requirements), and (b) upon Seller’s reimbursement of Purchaser’s out of pocket costs incurred in obtaining such Reports, Purchaser shall provide to Seller copies of any third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property and requested by Seller, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller at Seller’s sole risk and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser's obligation to deliver the Property Documents and the Reports to Seller upon satisfaction of the requirements set forth in this Section 4.5.2 shall survive the termination of this Agreement.

Section 4.6           Service Contracts, Equipment Leases and License Agreements. On or prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts, Equipment Leases and License Agreements it will assume and which Service Contracts, Equipment Leases and License Agreements Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts, Equipment Leases and License Agreements which by their terms cannot be terminated without penalty or payment of a fee in excess of $5,000 in amount. Seller shall deliver at Closing notices of termination of all Service Contracts, Equipment Leases and License Agreements that are not so assumed. Purchaser must (a) assume the obligations arising from and after the Closing Date under those Service Contracts, Equipment Leases and License Agreements (i) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing, and (b) pay any termination fees and penalties associated with Service Contracts, Equipment Leases and License Agreements that Purchaser elects to terminate.

Section 4.7           Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential (to the extent that they contain information that is not generally known to or discoverable by the public) and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to Purchaser's current or prospective partners, agents, employees, consultants, attorneys, engineers, licensees, investors, and lenders (and each of their respective agents, employees, consultants, attorneys, engineers and licensees) involved in this transaction who are responsible for determining the feasibility of Purchaser's acquisition of the Property (collectively, "Permitted Outside Parties"). Purchaser may disclose such contents of the Property Documents as (a) expressly required under laws, rules or regulations applicable to Purchaser, including regulation and requirements of the U.S. Securities and Exchange Commission and any other regulatory or body having oversight over Purchaser or Purchaser’s direct or indirect owners, or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but Purchaser will first give Seller written notice of the requirement if legally permissible to do so, and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term "Permitted Outside Parties" shall not include Seller's existing mortgage lender and Purchaser shall not deliver to Seller's existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller's sole and absolute discretion.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 11

Section 4.8           No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement or in any of the conveyance documents executed by Seller and delivered to Purchaser at Closing, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9           Purchaser's Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and Purchaser Representatives shall: (a) not unreasonably disturb the tenants or unreasonably interfere with their use of the Property pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests to substantially the condition existing prior to Purchaser's first entry onto the Property for its investigations. Notwithstanding the foregoing, Purchaser shall not be liable for (i) matters or pre-existing conditions merely discovered by Purchaser and/or any Purchaser Representative (e.g., latent environmental contamination and defects in the Property) not caused or aggravated by Purchaser and/or any Purchaser Representative; (ii) the consequences of any act or omission on the part of Seller or any of its agents or employees; or (iii) subject to compliance with Sections 4.3 and 4.7, any pre-existing non-compliance of the Property with applicable law.

Section 4.10         Purchaser's Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable and actual attorneys' fees) arising out of Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to require Purchaser to indemnify, defend or hold harmless Seller from (a) any liabilities for matters or pre-existing conditions merely discovered by Purchaser and/or any Purchaser Representative (e.g., latent environmental contamination and defects in the Property) not caused or aggravated by Purchaser and/or any Purchaser Representative, (b) the consequences of any act or omission on the part of Seller or any of its agents or employees or (c) subject to compliance with Sections 4.3 and 4.7, any pre-existing non-compliance of the Property with applicable law. Purchaser's obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

Title and Survey

Section 5.1           Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for an owner’s policy of title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on an ALTA Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 12

Section 5.2           New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

Section 5.3           Title and Survey Objections.

5.3.1       During the Inspection Period, Purchaser shall review title to the Real Property as disclosed by the Title Commitment and the Survey and shall have the right to notify Seller and its attorneys, in writing (an "Objection Notice"), of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or the Survey ("Objections"). If Purchaser does not deliver an Objection Notice during the Inspection Period, all matters disclosed by the Title Commitment and the Survey (and if Seller did not obtain a current Survey, then all matters that would have been disclosed by a current Survey) shall be Permitted Exceptions.

5.3.2       If Purchaser shall notify Seller of any Objections during the Inspection Period, Seller shall have the right, but not the obligation, to cure such Objections. On or before the fifth (5th) day following Seller’s receipt of Purchaser’s Objection Notice, Seller or its attorneys may notify Purchaser in writing whether Seller elects to cure any such Objection (and Seller’s failure to timely provide such a notice shall be deemed an election by Seller not to cure any such Objection). If Seller elects (or is deemed to have elected) not to cure any Objection specified in Purchaser’s notice, or if Seller notifies Purchaser of Seller’s election to cure any Objection and thereafter Seller fails or is unable to effect a cure prior to Closing, then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in Section 5.3.3 below:

(a)          to accept a conveyance of the Property subject to the Objection which Seller is unwilling or unable to cure, and without reduction of the Purchase Price (in which event the Objection shall thereafter constitute a Permitted Exception); or

(b)          to terminate this Agreement by sending written notice thereof to Seller. Upon delivery of such notice of termination, this Agreement shall terminate, the Earnest Money shall be paid to Purchaser (less the Independent Consideration), and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

5.3.3       If Seller timely notifies Purchaser that Seller does not intend to attempt to cure any Objection, or if Seller is deemed to have elected not to cure any Objection, or if Seller notifies Purchaser of Seller’s election to cure any Objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall have until the earlier of three (3) days after receiving Seller's notice or the date of Seller's deemed election, as applicable, to notify Seller in writing whether Purchaser shall elect to accept the conveyance under Section 5.3.2(a) above, or to terminate this Agreement under Section 5.3.2(b) (with Purchaser’s failure to provide such a notice deemed an election by Purchaser to terminate this Agreement under Section 5.3.2(b)).

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 13

5.3.4       Seller shall have no obligation to cure any Objections, except (and notwithstanding anything herein to the contrary) Seller agrees to cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of: (a) any mortgages or deeds of trust recorded against the Property created by, through or under Seller and (b) any mechanics’ or materialmen’s liens in an aggregate amount not to exceed $100,000.00 recorded against the Property created by, through or under Seller (but expressly excluding any mechanics’ or materialmen’s liens created by, through or under tenants) (collectively, the "Required Monetary Liens"). Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's prior written consent (if requested, such consent shall not be unreasonably withheld or delayed prior to the end of the Inspection Period, but thereafter may be withheld in Purchaser’s sole discretion ) (collectively, the "Voluntary Encumbrances"). The term "Permitted Exceptions" shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) real estate taxes not yet due and payable; (v) rights of tenants under the Leases, as tenants only, without purchase options or rights of first refusal to purchase; (vi) rights of tenants or licensees under License Agreements; and (vii) any licensees under any Service Contracts not terminated as of Closing.

5.3.5       If, after the end of the Inspection Period and prior to Closing, a new encumbrance or condition is disclosed by an update of the Title Commitment or any update to the Survey that (i) was not caused by Purchaser or a Purchaser Representative, (ii) does not constitute a Permitted Exception, (iii) was not shown in the Title Commitment or any Survey or other document provided to Purchaser prior to the end of the Inspection Period, (iv) was created without Purchaser’s written consent, and (v) has a material and adverse effect on the Property or the current use thereof, Purchaser may, by delivering an Objection Notice to Seller within five (5) days of Purchaser’s first receipt of the updated Title Commitment or updated Survey, whichever first provides notice of the encumbrance or condition (but not later than the Closing Date), notify Seller of Purchaser’s Objection to any such new title or Survey matter. With respect to any such Objections to any such new title or new survey matter, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of Objections made by Purchaser during the Inspection Period, and the Closing Date shall be extended as necessary to permit both Seller and Purchaser the full time periods within which to exercise such options.

Section 5.4           Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an ALTA Owner's Policy (6/17/06) (With Florida Modifications) in accordance with the Title Commitment, insuring Purchaser's title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6

Operations and Risk of Loss

Section 6.1           Ongoing Operations. From the Effective Date through Closing:

6.1.1       Leases, Service Contracts and License Agreements. Hunter's Creek Seller and Metrowest Seller will perform their respective material obligations under the Leases (including Equipment Leases), Service Contracts and License Agreements. Upon request, Seller shall provide Purchaser with updated Rent Rolls and reports detailing monthly rental collections, occupancy, vacancies, concessions and incentives.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 14

6.1.2       Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force. Seller, upon request, shall provide Purchaser an insurance certificate confirming the amounts and types of coverages upon the Property.

6.1.3       New Contracts. Except as provided in Section 6.1.5, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days' prior notice; provided that Seller will not enter into any such contract after the expiration of the Inspection Period without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.

6.1.4       Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.4, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.5       Leasing; License Agreements.

(a)          For so long as this Agreement remains in effect, Hunter's Creek Seller and Metrowest Seller will continue their respective present rental programs and efforts at the Hunter's Creek Property and the Metrowest Property to rent apartment units and renew expiring Leases, subject to the following conditions after the expiration of the Inspection Period and provided this Agreement remains in effect:

(i)          Seller shall not enter into new Leases or renew expiring Leases other than on Seller’s standard form of Lease or for terms of under three (3) months or in excess of fifteen (15) months (unless otherwise approved by Purchaser in its reasonable discretion);

(ii)         Seller shall not provide concessions or tenant incentives on any new or renewed Lease without Purchaser’s prior approval in its sole discretion, other than up-front rent credits not to exceed one (1) month’s rent; and

(iii)        Seller shall not apply security deposits due to a tenant default which either (A) has been in existence more than ninety (90) days prior to the Effective Date or (B) is less than thirty (30) days old, unless Purchaser approves in its commercially reasonable discretion.

(b)          Nothing herein shall in any way affect or restrict the right of Seller to seek to enforce its rights under any Lease, but the taking of any actions or the exercise of any remedies after the end of the Inspection Period which could result in the termination of the Lease shall require the written consent of Purchaser which shall not be unreasonably withheld, delayed or conditioned; provided, however, that such action is consistent with what a reasonable and prudent property owner would do under the circumstances then existing.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 15

(c)          Following the expiration of the Inspection Period and provided this Agreement remains in effect, Seller will not amend or terminate any existing License Agreement or enter into any new License Agreement without Purchaser's approval, in Purchaser’s sole discretion. If Purchaser's consent is requested by Seller as to any amendment or termination of a License Agreement, or as to a new License Agreement, Purchaser agrees to give Seller written notice of approval or disapproval within five (5) business days after Purchaser's receipt of request therefor. If Purchaser does not respond to Seller's request within such time period, then Purchaser will be deemed to have disapproved such amendment, termination or new License Agreement.

Section 6.2           Notices. Seller shall furnish Purchaser with copies of all written notices, which to Seller’s knowledge are received by Seller, of (i) any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property, (ii) any proposed change in any zoning or law affecting the use or development of the Property, (iii) any pending or threatened in writing litigation which affects or relates to the Property and would subject Purchaser to liability or which would materially and adversely affect the transaction contemplated hereby, (iv) any material damage or destruction (excluding normal wear and tear) to the Property, or (v) any pending or threatened in writing condemnation or eminent domain proceeding affecting the Property.

Section 6.3           Damage. If prior to Closing the Property is damaged by fire or other casualty and Seller reasonably anticipates that such damage will require repairs in excess of $50,000.00 to repair, Seller shall engage a licensed architect or similar licensed consultant that is reasonably acceptable to Purchaser to estimate the cost of repair and the time required to complete repairs, and will provide Purchaser written notice of such estimation (the "Casualty Estimate") as soon as reasonably possible after the occurrence of the casualty.

6.3.1       Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Estimate to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies. For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, pursuant to the Casualty Estimate, exceeds $2,750,000 with regard to the Hunter’s Creek Property and $2,250,000 with regard to the Metrowest Property, in either case, to repair.

6.3.2       Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner and using contractors reasonably satisfactory to Purchaser, or (b) assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any assignable rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 16

Section 6.4           Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

Section 6.5          No Additional Encumbrances. Seller shall not, without Purchaser’s prior written consent, voluntarily grant, join in the execution of, or consent in writing to, the grant of any easement, subdivision plat, restriction, restrictive covenant, lien, or encumbrance affecting the Property.

Section 6.6           Condition of Vacant Units. To the extent that any apartment units at the Property become vacant at least five (5) days prior to the Closing Date (the "Rent-Ready Date"), Seller shall cause all such units to be put in Rent Ready Condition prior to Closing. If any such units are not in Rent Ready Condition by the Closing Date, Purchaser shall receive a credit on the Closing Statement equal to $750.00 for every such unit. For purposes of this Section 6.6, "Rent Ready Condition" shall mean the condition in which Seller currently delivers vacant units to new tenants at the Property in Seller’s ordinary course of business and operations. Notwithstanding the foregoing or anything to the contrary contained herein, Seller shall have no obligation to provide a credit for any unit at the Property which becomes vacant after the Rent-Ready Date.

ARTICLE 7

Closing

Section 7.1           Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser); provided, however, that Purchaser shall have the one-time right to extend the Closing Date by up to thirty (30) days (i.e., no later than November 6, 2017) on the conditions that (a) Purchaser delivers written notice to Seller of its election to extend the Closing Date (the "Extension Notice") at least seven (7) business days before the original Closing Date, which Extension Notice shall include the extended Closing Date (which shall not be later than November 6, 2017), and (b) deposits the Extension Earnest Money with Escrow Agent within two (2) business after the date of delivery of the Extension Notice. Funds shall be deposited into and held by Escrow Agent in the same manner as it is holding the other Earnest Money. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2           Conditions to Parties' Obligation to Close.

7.2.1       Mutual Closing Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 17

(a)          Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

(b)          Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

(c)          Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement.

7.2.2       Additional Purchaser’s Closing Condition. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon satisfaction of the Title Policy condition in Section 5.4.

7.2.3       Consequences of Failure of Closing Conditions. Provided a party is not in default hereunder (in which case Section 10.1 and Section 10.2 and any applicable notice and cure periods provided therein shall apply rather than this Section 7.2.3), if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), in which case the Earnest Money (net of the Independent Consideration) shall be released to Purchaser and the parties shall have no further obligations hereunder, aside from those that explicitly survive termination, or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3           Seller's Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1       Deed. A special warranty deed in the form of Exhibit B hereto (or other limited warranty deed, as Seller's local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and including a list of Permitted Exceptions to which the conveyance shall be subject, (a) executed and acknowledged by Hunter's Creek Seller, conveying to Purchaser Hunter's Creek Seller's interest in the Hunter's Creek Real Property, and (b) executed and acknowledged by Metrowest Seller, conveying to Purchaser Metrowest Seller's interest in the Metrowest Real Property (collectively, the "Deed");

7.3.2       Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (collectively, the "Assignment"), (a) executed by Hunter's Creek Seller, vesting in Purchaser, without warranty, Hunter's Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable, and (b) executed by Metrowest Seller, vesting in Purchaser, without warranty, Metrowest Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 18

7.3.3       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Hunter's Creek Seller and Metrowest Seller by applicable state and local law in connection with the conveyance of the Hunter's Creek Real Property and the Metrowest Real Property;

7.3.4       FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto with respect to Hunter's Creek Seller and Metrowest Seller;

7.3.5       Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6       Seller’s Closing Certificate. A certificate, dated as of the Closing Date, (a) duly executed by Hunter's Creek Seller stating that the representations and warranties of Hunter's Creek Seller contained in Section 9.1 of this Agreement with respect to the Hunter's Creek Property are true and correct in all material respects as of the Closing Date, , and (b) duly executed by Metrowest Seller stating that the representations and warranties of Metrowest Seller contained in Section 9.1 of this Agreement with respect to the Metrowest Property are true and correct in all material respects as of the Closing Date, (collectively, the "Seller’s Closing Certificate"); provided that (i) there shall be attached to each such certificate an updated Rent Roll for the applicable Property dated no earlier than two (2) business days prior to the Closing Date and updated versions of the Schedules to this Agreement for the applicable Property as to which Seller is making representations pursuant to this Agreement; (ii) which shall affirm that the representations and warranties made in Section 9.1 are true and correct as to such updated Rent Roll and Schedules; and (iii) he representations and warranties made in Section 9.1 as to such updated Rent Roll and Schedules shall be deemed to remain true and correct notwithstanding any changes to the Rent Roll and Schedules since the Effective Date if the changes result from actions Seller is permitted to take under this Agreement (e.g., entering into new Leases on terms permitted hereby);

7.3.7       Seller’s Title Affidavit. An owner’s title affidavit, dated as of the Closing Date, in such form as the Title Company shall reasonably require, executed by Hunter's Creek Seller with respect to the Hunter’s Creek Property, and (b) executed by Metrowest Seller with respect to the Metrowest Property;

7.3.8       Tenant Notice Letter. A notice regarding the sale in substantially the form of Exhibit E attached hereto, (a) duly executed by Hunter's Creek Seller with respect to the Hunter’s Creek Property and (b) duly executed by Metrowest Seller with respect to the Metrowest Property (collectively, the “Tenant Notice”); and

7.3.9       Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Section 7.4           Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 19

7.4.1       Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

7.4.2       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.3       Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy;

7.4.4       Purchaser’s Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Purchaser stating that the representations and warranties of Purchaser contained in Section 9.2 of this Agreement are true and correct in all material respects as of the Closing Date;

7.4.5       Tenant Notice Letter. The Tenant Notice Letter, executed and acknowledged by Purchaser; and

7.4.6       Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5           Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6           Purchase Price. At or before 2:00 p.m. Eastern Time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7           Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8           Delivery of Books and Records. Promptly after the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Lease Files; Property Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

Section 7.9           Notice to Tenants. Within two (2) business days after the Closing Date, Purchaser shall deliver to each tenant a copy of the Tenant Notice. This obligation on the part of Purchaser shall survive the Closing.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 20

ARTICLE 8

Prorations, Deposits, Commissions

Section 8.1           Prorations. Purchaser and Seller acknowledge and agree that, for the purposes of the transactions contemplated by this Agreement, notwithstanding the general applicability of the provisions of this Section 8.1, separate prorations and adjustments shall be determined for each of the Hunter's Creek Property and Metrowest Property on an individualized basis. At Closing, the following items shall be prorated as of 11:59 p.m. Eastern Time of the day immediately preceding the Closing Date, with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: (i) Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; (ii) fees and assessments; (iii) prepaid expenses and obligations under Service Contracts; (iv) accrued operating expenses; real estate and personal property taxes and ad valorem taxes ("Taxes"); and (v) any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1       Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing, which proration shall assume that all such Taxes will be paid in November (so as to qualify for the available four percent (4%) discount for payment as of such date). To the extent that the actual taxes and assessments for the year of Closing differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves post-Closing promptly following the availability of the final Tax bills.

8.1.2       Utilities. Purchaser shall make commercially reasonable efforts to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner's association or any quasi-governmental authority as of the Closing Date.

8.1.3       Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and parking rents, reimbursable utility amounts, operating expenses and/or taxes payable by tenants under Leases (collectively, "Tenant Receivables") and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a)          Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (A) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (B) second, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller's portion thereof to be delivered to Seller); (C) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1.3(d) below (collectively, "Unbilled Tenant Receivables"), which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, "Uncollected Delinquent Tenant Receivables"), which amount shall be delivered to Seller.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 21

(b)          Seller shall have no right to pursue the collection of Unbilled Tenant Receivables or Uncollected Delinquent Tenant Receivables after Closing (provided that the foregoing shall not preclude Seller from pursuing collections against tenants no longer in possession on the Effective Date). Purchaser shall use reasonable efforts, consistent with Purchaser’s standard business practice applicable to collection of rents on its own behalf, to collect Tenant Receivables for the six (6) months after Closing, provided, however, that Purchaser shall not be required to incur any out-of-pocket cost with respect to such collection efforts or cooperation (unless Seller agrees to reimburse Purchaser for such costs) or take any action against any tenant or licensee to terminate the tenant’s or licensee’s agreements or rights under such agreements.

(c)          Any Tenant Receivables received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due Tenant Receivables payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (i) bill the same when billable for a period of six (6) months following the Closing Date and (ii) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.

(d)          Without limiting the generality of the requirements of Section 8.1.3(a)(C) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid.

(e)          The provisions of this Section 8.1.3 shall survive the Closing.

Section 8.2           Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, "Leasing Costs") that are due and payable prior to Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller's obligations for (a) Leasing Costs that are due and payable after Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date in compliance with the requirements of this Agreement.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 22

Section 8.3           Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4           Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5           Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

Section 8.6           Commissions. Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

Representations and Warranties

Section 9.1           Seller's Representations and Warranties. Each Seller represents and warrants to Purchaser, in each case as to itself and as to its Property, as of the Effective Date and as of Closing Date (except for any of the following representations and warranties that are made as of, or limited by, a specific date) that:

9.1.1       Organization and Authority; Conflicts and Pending Actions. Seller has been duly organized, is validly existing as a limited liability company, and is in good standing in the state in which it was formed and in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no pending or threatened action, suit, arbitration or administrative or judicial proceeding or unsatisfied judgment against Seller or relating to the Property (including, without limitation, condemnation or eminent domain actions or proceedings against the Real Property) or the transaction contemplated by this Agreement.

9.1.2       Rent Roll. As of the respective dates of the Rent Rolls attached hereto as Exhibit G-1 and G-2, (a) the Rent Roll attached hereto as Exhibit G-1 is the Rent Roll that Hunter’s Creek Seller relies upon and uses in the ordinary course of its business and lists all tenants of the Hunter’s Creek Property, (b) the Rent Roll attached hereto as Exhibit G-2 is the Rent Roll that Metrowest Seller relies upon and uses in the ordinary course of its business and lists all tenants of the Metrowest Property, (c) and to Seller’s knowledge, the Lease Files include all Leases and amendments. The Rent Roll to be attached to each Seller’s Closing Certificate pursuant to Section 7.3.6 will be, as of the respective dates of such Rent Rolls, the respective Rent Rolls that Hunter’s Creek Seller and Metrowest Seller rely upon and use in the ordinary course of their business and list all the respective tenants of the Hunter’s Creek Property and the Metrowest Property.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 23

9.1.3       Service Contracts, License Agreements and Equipment Leases. To Hunter’s Creek Seller's knowledge, (a) the lists of Service Contracts, License Agreements and Equipment Leases attached as Schedules to this Agreement constitute true, correct and complete lists of all such Service Contracts, License Agreements and Equipment Leases with regard to the Hunter’s Creek Property, and (b) Hunter’s Creek Seller has neither received nor issued any written notice of default with regard to any Service Contract, License Agreement and/or Equipment Lease that has not been cured or waived. To Metrowest Seller's knowledge, (i) the lists of Service Contracts, License Agreements and Equipment Leases attached as Schedules to this Agreement constitute true, correct and complete lists of all such Service Contracts, License Agreements and Equipment Leases with regard to the Metrowest Property, and (b) Metrowest Seller has neither received nor issued any written notice of default with regard to any Service Contract, License Agreement and/or Equipment Lease that has not been cured or waived.

9.1.4       Notices from Governmental Authorities. To Seller's knowledge, Seller has not received from any municipal or governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.5       Operating Statements. The Operating Statements to be delivered to Purchaser are the respective operating statements maintained by Hunter’s Creek Seller and Metrowest Seller and relied on by Hunter’s Creek Seller and Metrowest Seller for internal administration and accounting purposes; provided, however, that Seller does not and will not represent or warrant that Purchaser will be able to, or should be able to, operate the Property according to and with similar results as shown in such operating statements.

9.1.6       Bankruptcy Proceedings. No bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to Seller’s knowledge, threatened against Seller, and Seller has no intention of filing or commencing any such action or proceeding.

9.1.7       Special Assessments. To Hunter's Creek Seller’s knowledge, there are no pending or threatened in writing special assessments under the Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek, recorded in Official Records Book 6065, Page 2309, as amended and supplemented from time to time, with respect to the Hunter’s Creek Property. To Metrowest Seller’s knowledge, there are no pending or threatened in writing special assessments or under the Master Declaration of Protective Covenants and Restrictions for Metrowest, recorded in Official Records Book 3759, Page 2756, as amended and supplemented from time to time, with respect to the Metrowest Property.

Section 9.2           Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1       Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware and, as of the Closing Date will be qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 24

9.2.2       Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

9.2.3       ERISA. Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4       Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. In addition, Purchaser shall provide to Seller a completed OFAC Information Form shown as Exhibit I attached hereto with content satisfactory to Seller relating to Purchaser and the direct and indirect ownership interests in Purchaser.

9.2.5       Bankruptcy Proceedings. No bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to Purchaser’s knowledge, threatened against Purchaser, and Purchaser has no intention of filing or commencing any such action or proceeding.

Section 9.3           Parties’ Knowledge.

9.3.1       Seller’s Knowledge. Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Josh Champion, Andrew Zelman and Madeline Lewis ("Seller's Representatives"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

9.3.2       Purchaser’s Knowledge. Terms such as "to Purchaser’s knowledge," "to the best of Purchaser’s knowledge" or like phrases when used in this Agreement shall mean the actual present and conscious awareness or knowledge of Ryan MacDonald and Michael Konig ("Purchaser’s Knowledge Parties"), without any duty of inquiry or investigation; provided that so qualifying Purchaser’s knowledge shall in no event give rise to any personal liability on the part of Purchaser’s Knowledge Parties, or any of them, or any other officer or employee of Purchaser, on account of any breach of any representation or warranty made by Purchaser herein. No broker, agent, or party other than Purchaser is authorized to make any representation or warranty for or on behalf of Purchaser.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 25

Section 9.4           Survival of Representations and Warranties; Post-Closing Claims of Breach.

9.4.1       The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in clause (b) of Section 7.3.6, are remade as of the Closing Date (pursuant to Seller’s Closing Certificate to Purchaser and Purchaser’s Closing Certificate to Seller) and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the "Survival Period").

9.4.2       Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that (i) any liability of Hunter’s Creek Seller to Purchaser will be limited to $1,375,000.00, and (ii) any liability of Hunter’s Creek Seller to Purchaser will be limited to $1,125,000.00; provided that the foregoing limitations on liability shall be independent of, and not apply to, each Seller’s obligations with respect to post-Closing reconciliations of income and expense under Sections 8.1 - 8.5. The provisions of this Section 9.4 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

Default and Remedies

Section 10.1         Seller's Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to timely consummate the purchase of the Property or the timely payment of the Purchase Price hereunder), Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement that by their terms survive Closing and any obligations of Purchaser under the documents executed and delivered by Purchaser at Closing.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 26

Section 10.2         Purchaser's Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first obtains knowledge of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to timely consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy (except as provided in Section 8.6, Section 10.3 and Section 10.4 hereof), either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and reimbursement of Purchaser’s actual and reasonable out of pocket third-party expenses incurred in connection with this Agreement up to a maximum reimbursement of $200,000.00, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price; provided, however, that if Seller conveys the Hunter’s Creek Property or the Metrowest Property or both to a third-party or third-parties such that the remedy of specific performance is unavailable to Purchaser, Purchaser shall have the right to seek its actual damages against Seller in an amount not to exceed $5,000,000.00 in the aggregate (but in no event shall Seller be liable for speculative, consequential, punitive, exemplary or special damages). Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance or actual damages against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action for specific performance or actual damages in the county in which the Earnest Money is deposited within two (2) months following the scheduled Closing Date. Purchaser's remedies shall be limited to those described in this Section 10.2 and Section 8.6, Section 10.3 and Section 10.4 hereof. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

Section 10.3         Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and actual expenses, including attorneys' fees, incurred in connection with such claims.

Section 10.4         Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 27

ARTICLE 11

Disclaimers, Release and Indemnity

Section 11.1         Disclaimers By Seller. Except as expressly set forth in this Agreement or in any of the conveyance documents executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2         Sale "As Is, Where Is". Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 28

Section 11.3         Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Section 11.4         "Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5         Intentionally Omitted.

Section 11.6         Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 29

ARTICLE 12

Miscellaneous

Section 12.1         Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement to one or two assignees upon the following conditions: (a) the assignee or assignees of Purchaser must be one or more entities controlled, either exclusively or non-exclusively as a member of a venture, by the principals of Purchaser, or to an entity for which entities controlled by the principals of Purchaser will provide Property services or which will share in the economic performance of the Property, (b) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, or the two respective assignees of Purchaser hereunder shall assume all obligations of Purchaser hereunder with respect to the Hunter’s Creek Property and the Metrowest Property, respectively, but in either case Purchaser shall remain primarily liable for the performance of Purchaser's obligations, (c) a copy of the fully executed written assignment and assumption agreement or agreements shall be delivered to Seller at least five (5) business days prior to Closing, and (d) the requirements in Section 12.17 are satisfied.

Section 12.2         Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3         Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4         Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 12.5         Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6         Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7         Time. Time is of the essence in the performance of this Agreement.

Section 12.8         Confidentiality; Press Releases. Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement (a) to its Permitted Outside Parties as necessary to perform its obligations hereunder and (b) as may be required under laws, rules or regulations applicable to Purchaser, including regulation and requirements of the U.S. Securities and Exchange Commission and any other regulatory or body having oversight over Purchaser or Purchaser’s direct or indirect owners. Without limiting the foregoing requirement for Seller approval, the name "Crow Holdings" shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "Purchaser Parties") to comply with this provision. Purchaser, on behalf of itself and the Purchaser Parties, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to Seller for which damages may not constitute an adequate remedy. Accordingly, Purchaser agrees, on its own behalf and on behalf of the Purchaser Parties, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Seller's remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to Seller. The provisions of this Section 12.8 shall survive Closing.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 30

Section 12.9         No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means (provided that electronic transmittal of the parties’ original signature page counterparts shall be permitted hereunder). Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement.

Section 12.10       Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11       Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12       Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run until the end of the next day which is a business day. Except as otherwise specifically provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, "business day" means a day that is not Saturday, Sunday or legal holiday for national banks in the location where the Property is located.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 31

Section 12.13       Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail scanned counterparts of the signature pages.

Section 12.14       No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof; provided, however, that Seller shall have the right to file a notice of lis pendens in connection with an action for specific performance brought by Purchaser in accordance with Section 10.2. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15       Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16       Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing or which otherwise exist pursuant to the documents executed and delivered by Seller to Purchaser at Closing.

Section 12.17       ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18       No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser's indemnity obligation under Section 4.10 hereof.

Section 12.19       Reporting Person. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20        Intentionally Omitted.

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 32

Section 12.21      Jurisdiction and Venue. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH OF SELLER AND PURCHASER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN DALLAS COUNTY, TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

Section 12.22      Radon Gas. Section 404.056(6), Florida Statutes, requires the following notice to be provided with respect to the contract for sale or purchase of any building: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.

Section 12.23      Energy Disclosure. Purchaser hereby states that Purchaser has received a copy of the Energy Efficiency Rating System Brochure prepared by the Department of Community Affairs.

Section 12.24      Obligations Regarding Financial Information. Commencing upon the Effective Date and for a period continuing until ninety (90) days after the Closing Date (the "Cooperation Period"), Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser and its representatives and agents in the preparation of a combined statement of revenues and certain expenses relating to the operation of the Property audited in conformity with the requirements of Rule 3-14 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission related to the most recent completed fiscal year and the current fiscal year (the "Property Audits"); provided, however, Seller shall not be required to incur any out of pocket expenses or costs unless Purchaser reimburses Seller for the same.  During the Cooperation Period, Seller shall (a) maintain, and after reasonable advance written notice from Purchaser, provide access to such books and records of Seller and its property managers reasonably related to the Property; and (b) after reasonable written notice to Seller, make persons in charge of management of the Property (including the applicable property manager) available for interview; provided, however, that Seller shall be allowed to have other representatives present during any such interviews. No later than five (5) business days after written request from Purchaser, Seller shall provide to Purchaser a signed audit response letter from Seller’s outside counsel, as required by Purchaser’s auditor. Seller acknowledges that Purchaser may be required to update the Property Audits during the Cooperation Period in order to meet the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including the rules and regulations thereunder. The obligations under this Section 12.24 shall survive Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 33

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

CH REALTY VII-CARROLL MF ORLANDO HUNTER'S CREEK, L.L.C.,

CH REALTY VII-CARROLL MF ORLANDO METROWEST, L.L.C.

AND

BLUEROCK REAL ESTATE, L.L.C.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	CH REALTY VII-CARROLL MF ORLANDO HUNTER'S CREEK, L.L.C., a Delaware limited liability company

Date executed by Seller	By:	CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company

September 7, 2017		By:	Carroll Co-Invest III Orlando Portfolio, LLC, a Georgia limited liability company

			By:	/s/ Josh Champion
			Name:	Josh Champion
			Title:	Authorized Signatory

CH REALTY VII-CARROLL MF ORLANDO METROWEST, L.L.C., a Delaware limited liability company

	By:	CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company

		By:	Carroll Co-Invest III Orlando Portfolio, LLC, a Georgia limited liability company

			By:	/s/ Josh Champion
			Name:	Josh Champion
			Title:	Authorized Signatory

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 34

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

CH REALTY VII-CARROLL MF ORLANDO HUNTER'S CREEK, L.L.C.,

CH REALTY VII-CARROLL MF ORLANDO METROWEST, L.L.C.

AND

BLUEROCK REAL ESTATE, L.L.C.

PURCHASER:	BLUEROCK REAL ESTATE, L.L.C., a Delaware limited liability company

Date executed by Purchaser	By:	/s/ Michael Konig
	Name:	Michael Konig
September 7, 2017	Title:	General Counsel

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 35

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

COMMONWEALTH TITLE OF DALLAS

Date executed by Escrow Agent	By:	/s/ Sharon L. Cooper
	Name:	Sharon L. Cooper
September 8, 2017	Title:	Escrow Officer

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 36

LIST OF EXHIBITS

A-1	-	Legal Description of Hunter’s Creek Land

A-2	-	Legal Description of Metrowest Land

B	-	Form of Special Warranty Deed

C	-	Form of Bill of Sale, Assignment and Assumption of Leases and Contracts

D	-	Form of FIRPTA Certificate

E	-	Form of Notice to Tenants

F	-	Intentionally Omitted

G-1	-	Hunter’s Creek Rent Roll

G-2	-	Metrowest Rent Roll

H	-	Intentionally Omitted

I	-	OFAC Form

List of Schedules

Schedule 2.1.3	Hunter’s Creek Personal Property

Schedule 2.1.4	Hunter’s Creek Service Contracts

Schedule 2.1.5	Hunter’s Creek License Agreements and Hunter’s Creek Equipment Leases

Schedule 2.2.3	Metrowest Personal Property

Schedule 2.2.4	Metrowest Service Contracts

Schedule 2.2.5	Metrowest License Agreements and Metrowest Equipment Leases

PURCHASE AND SALE AGREEMENT (Hunter's Creek and Metrowest) – Page 37

EXHIBIT A-1

LEGAL DESCRIPTION

HUNTER'S CREEK LAND

Lots 1 and 2, HUNTER'S CREEK TRACT 480, according to the plat thereof, as recorded in Plat Book 40, Page 120, of the Public Records of Orange County, Florida.

Non-Exclusive easement for ingress and egress as set forth and granted by Access Easement recorded May 29, 1998, in Official Records Book 5491, Page 4521, of the Public Records of Orange County, Florida.

Non-Exclusive easement for encroachment and of use, access and enjoyment in and to the "Common Area" as defined and more particularly described in that certain Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek, filed in Official Records Book 6065, Page 2309, re-recorded in Official Records Book 6108, Page 4653, modified by Supplemental Declaration to Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek filed in Official Records Book 6112, Page 1865, Termination of Class "C" Membership filed in Official Records Book 6178, Page 2519, and Supplemental Declaration to Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek, filed in Official Records Book 6285, Page 5991, and Supplemental Declaration to Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek filed in Official Records Book 7735, Page 2464, and further amended by Certificate of First Amendment to the Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek recorded in Official Records Book 7964, Page 263, as amended by certificate of Second Amendment to the Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek, recorded November 30, 2009 in Official Records Book 9968, Page 6699, as affected by Notice, recorded May 28, 2010 in Official Records Book 10052, Page 5307, as affected by Assignment of Declarant's Rights recorded August 11, 2011 in Official Records Book 10253, Page 934, as amended by Third Amendment to the Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek, recorded October 25, 2012 in Official Records Book 10463, Page 1872, as amended by Fourth Amendment to the Second Amended and Restated Declaration of Master Covenants, Conditions and Restrictions of Hunter's Creek recorded October 2, 2014 in Official Records Book 10813, Page 3748 and as affected by Notice of Preservation recorded June 16, 2015 in Official Records Book 10935, Page 6619, all of the Public Records of Orange County, Florida.

Together with those non-exclusive easements and rights as set forth and granted by Hunter's Creek Community Association, Inc., a Florida not for profit Corporation, in favor of Realty Associates Fund VIII L.P., a Delaware limited Partnership, recorded August 11, 2009, in Official Records Book 9916, Page 140, of the Public Records of Orange County, Florida, for the purpose of signage and access easement agreement, over, under and across lands as described therein.

Exhibit A-1, Legal Description – Hunter’s Creek Land	A-1

EXHIBIT A-2

LEGAL DESCRIPTION

METROWEST LAND

Parcel 1 (Fee Simple Estate)

A portion of Tract 1, METROWEST, as recorded in Plat Book 16, pages 107 through 110 of the public records of Orange County, Florida, lying in Section 2, Township 23 South, Range 28 East, City of Orlando, Orange County, Florida, being more particularly described as follows:

Commence at the Westernmost corner of Tract 1, Metro West, according to the plat thereof as recorded in Plat Book 16, pages 107 through 110 of the public records of Orange County, Florida; thence run North 89° 47' 04" East along the most Westerly Southerly line of said Tract 1, also being the Northerly line of Vetter Isle as recorded in Plat Book Y, page 79 of the public records of said Orange County, Florida for a distance of 647.22 feet; thence departing said Northerly line continue North 89° 47' 23" East along said Southerly line for a distance of 646.35 feet to the Point of Beginning; thence departing said Southerly line run North 00° 12' 37" West for a distance of 192.28 feet; thence run South 54° 15' 28" East for a distance of 94.56 feet; thence run North 55°04' 13" East for a distance of 80.33 feet; thence run North 66° 07' 31" East for a distance of 108.04 feet; thence run North 62°43' 45" East for a distance of 101.16 feet; thence run North 64°24' 44" East for a distance of 110.07 feet; thence run North 66°51' 29" East for a distance of 103.59 feet; thence run North 64°23' 25" East for a distance of 111.60 feet; thence run North 87°44' 23' East for a distance of 112.59 feet; thence run South 82°53' 29" East for a distance of 113.94 feet; thence run North 77°49' 19" East for a distance of 83.90 feet, thence run North 75°33' 14" East for a distance of 92.82 feet; thence run North 69°42' 28" East for a distance of 72.73 feet; thence run North 45°13' 25" East for a distance of 45.65 feet; thence run North 21°08' 41" East for a distance of 70.44 feet; thence run North 06°56' 11" West for a distance of 93.26 feet; thence run North 21°32' 21" West for a distance of 93.14 feet; thence run North 19°51' 29" East for a distance of 37.82 feet; thence run North 00°10' 47" East for a distance of 99.14 feet; thence run North 15°54' 21" East for a distance of 63.32 feet; thence run North 90°00' 00" East for a distance of 75.98 feet to a point on the Westerly right of way line of Lake Debra Drive according to the plat of MetroWest Tract 1, Lot 7, as recorded in Plat Book 34, pages 50 and 51 of the public records of Orange County, Florida; thence run South 03° 11' 47" East along said right of way line for a distance of 240.79 feet to a point of curvature of a curve concave Westerly and having a radius of 930.00 feet; thence continuing along said Westerly right of way line run Southerly along said curve through a central angle of 03°07' 59" for an arc distance of 50.85 feet to a point of tangency; thence run South 00°03' 48" East for a distance of 327.81 feet; thence run North 89°56' 12" East for a distance of 35.00 feet to a point on the Westerly boundary of MetroWest Tract 1, Lot 8 according to the plat thereof as recorded in Plat Book 39, page 27 of the public records of Orange County, Florida; thence run South 00°03' 48" East for a distance of 50.30 feet; thence run South 06°19' 52" East for a distance of 180.95 feet to a point of curvature of a curve concave Easterly and having a radius of 1000.00 feet, thence continuing along said Westerly line run Southerly along said curve through a central angle of 12°53' 28" for an arc distance of 224.99 feet to a point of reverse curvature of a curve concave Westerly and having a radius of 500.00 feet, thence run Southerly along said curve through a central angle of 22°46' 31" for an arc distance of 198.75 feet to a point; thence run North 86°26' 49" West for a distance of 27.00 feet to a point on a non tangent curve concave Westerly and having a radius of 473.00 feet; thence from a tangent bearing of South 03°33' 03" West run Southerly along said curve through a central angle of 09°35' 48" for an arc distance of 79.22 feet to a point; thence run South 71°38' 01" West for a distance of 44.93 feet; thence run South 36°22' 41" West for a distance of 149.85 feet; thence run South 20°05' 36" West for a distance of 102.40 feet; thence run South 16°21' 56" West for a distance of 382.58 feet; thence run South 00° 14' 29" East for a distance of 953.60 feet to a point on the South line of aforesaid Section 2, also being a point on the Southerly line of Metro West Tract 1, according to the plat thereof as recorded in Plat Book 16, pages 107 through 110 of the public records of Orange County, Florida; thence run South 89°45' 31" West along said South line for a distance of 348.71 feet to the Southwesternmost corner of said Metro West Tract 1, also being a point on the Westerly line of said Metro West Tract 1; thence departing said South line run North 00° 19' 31" West along said Westerly line for a distance of 887.85 feet; thence departing said Westerly line run the following courses and distances; South 89°45' 09" West for a distance of 9.08 feet; thence run South 70°15' 39" West for a distance of 22.96 feet; thence run South 44°04' 38" West for a distance of 60.93 feet; thence run South 77°10' 38" West for a distance of 70.28 feet; thence run South 88°35' 31" West for a distance of 19.31 feet; thence run North 55°25' 15" West for a distance of 106.39 feet; thence run North 38°26' 30" West for a distance of 7.87 feet; thence run South 89°45' 09" West for a distance of 241.61 feet; thence run North 00°19' 31" West for a distance of 348.77 feet; thence run North 36°11' 35" West for a distance of 4.78 feet; thence run North 19°26' 25" West for a distance of 62.36 feet; thence run North 24°15' 32" West for a distance of 31.32 feet; thence run South 89°59' 01" West for a distance of 29.91 feet; thence run North 05°09' 27" West for a distance of 68.03 feet; thence run North 11°27' 19" East for a distance of 109.72 feet; thence run North 06°12' 17" West for a distance of 105.33 feet; thence run North 17°14' 53" West for a distance of 171.51 feet; thence run North 00°08' 31" West for a distance of 185.59 feet; thence run South 89°47' 23" West for a distance of 84.11 feet to aforesaid Point of Beginning.

Exhibit A-2, Legal Description – Metrowest Land	A-1

Said land is shown on the plat of ALEXAN AT METROWEST, according to the plat thereof recorded in Plat Book 47, page 33, public records of Orange County, Florida.

Parcel 2 (Easement):

Nonexclusive easement for pedestrian and vehicular access, ingress and egress purposes for the benefit of Parcel 1 over, through and across the land identified as "Easement Area - Metrowest Tract 1, Lot 8" in Exhibit C to the Reciprocal Easement Agreement between Debra, Inc. and Windsor Residential Harbortown, Inc., recorded in Official Records Book 5424, page 1968, Public Records of Orange County, Florida.

Parcel 3 (Easement):

Nonexclusive easement for drainage purposes for the benefit of Parcel 1 reserved in the Drainage Easement Agreement (Tract ID) between Spring Trace, L.L.C. and Metrowest Master Association, Inc., recorded in Official Records Book 6279, page 3582, as amended by the Amendment to Drainage Easement Agreement (Tract ID) recorded in Official Records Book 6716, page 4890, Public Records of Orange County, Florida, in, on, upon, over and through the Drainage Easement Area described in Exhibit "A" to said Amendment, and Second Amendment to Drainage Easement Agreement (Tract ID), recorded in Official Records Book 7609, page 3588, Public Records of Orange County, Florida.

Exhibit A-2, Legal Description – Metrowest Land	A-2

Parcel 4 (Easement):

Nonexclusive easement for sanitary sewer utility purposes for the benefit of Parcel 1 over, upon and across the land described in Exhibit C to the Sanitary Sewer Easement and Stormwater Easement Agreement between Metrowest II Limited Partnership and The Northwestern Mutual Life Insurance Company, recorded in Official Records Book 6279, page 3613, as affected by Affidavit recorded in Official Records Book 7119, Page 3877, Public Records of Orange County, Florida.

Parcel 5 (Easement):

Nonexclusive easements for the benefit of Parcel 1 as defined and more particularly described in Section 6.1 of that certain Master Declaration of Protective Covenants and Restrictions for MetroWest recorded March 13, 1986 in Official Records Book 3759, page 2756, as affected by the Agreement Concerning Transfer of Responsibilities recorded September 17, 1986 in Official Records Book 3820, page 4314 and the Assignment and Assumption of Declarant's Rights and Obligations recorded October 25, 2000 in Official Records Book 6115, page 4273, and as amended August 10, 1987 in Official Records Book 3913, page 2944, recorded November 17, 1987 in Official Records Book 3936, page 4185, recorded March 28, 1988 in Official Records Book 3968, page 1279, recorded August 30, 1996 in Official Records Book 5114, page 1077 and recorded February 8, 2001 in Official Records Book 6189, page 2476, and Certificate of Approval recorded October 22, 2003 in Official Records Book 7161, page 2831, as amended by Third Amendment, recorded February 8, 2006 in Official Records Book 8471, Page 1428; Fourth Amendment, recorded January 15, 2010 in Official Records Book 9989, Page 1602, and Fifth Amendment to Master Declaration of Protective Covenants and Restrictions for Metrowest, recorded September 23, 2014 in Official Records Book 10808, Page 8087, Public Records of Orange County, Florida.

Parcel 6 (Easement):

Nonexclusive easement for access and utilities for the benefit of Parcel 1 as defined and more particularly described in that certain Utility Easement Agreement recorded in Official Records Book 6314, Page 5929, as amended by Amendment to Utility Easement Agreement recorded in Official Records Book 7609, Page 3607, Public Records of Orange County, Florida.

Exhibit A-2, Legal Description – Metrowest Land	A-3

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

PREPARED BY:

Attn:

AFTER RECORDING RETURN TO:

Attn:

SPECIAL WARRANTY DEED

STATE OF FLORIDA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ORANGE	§

THAT CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company ("Grantor"), whose mailing address is 3340 Peachtree Road, Suite 2250, Atlanta, GA 30326, Attention: Josh Champion, for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto ___________________________, a _________________ ("Grantee"), whose mailing address is _________________________________, the tract or parcel of land in Orange County, Florida, described in Exhibit A, together with all improvements, structures and fixtures situated thereon (collectively, the "Property"), subject, however, to all easements, restrictions, reservations and covenants now of record and further subject to all matters that a current, accurate survey of the Property would show, together with those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes, to the extent valid and subsisting as of the date hereof (collectively, the "Permitted Exceptions").

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, subject to the Permitted Exceptions, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property, subject to the Permitted Exceptions, unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise.

[Signature Page Follows]

Exhibit B, Special Warranty Deed	B-1

IN WITNESS WHEREOF, this instrument has been executed as of (but not necessarily on) this ______ day of _______________ 2017.

CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company

WITNESSES:	By:	CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company

		By:	Carroll Co-Invest III Orlando Portfolio, LLC,
Print Name:			a Georgia limited liability company

By:
Print Name:			Name:
			Title:	Authorized Signatory

STATE OF ______________	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on _____________, 2017, by ________________, _________________ of Carroll Co-Invest III Orlando Portfolio, LLC, a Georgia limited liability company, the manager of CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company, the sole member of CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company, on behalf of said limited liability companies.

Notary Public, State of ____________

Exhibit B, Special Warranty Deed	B-2

EXHIBIT A

[Description of the Property]

Exhibit B, Special Warranty Deed	B-3

EXHIBIT B

[Permitted Exceptions]

Exhibit B, Special Warranty Deed	B-4

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

(Arium Hunter's Creek/Arium at Metrowest)

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the _____ day of __________________, 2017, by and between CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C. a Delaware limited liability company ("Assignor"), and _________________________, a _________________________ ("Assignee").

WITNESSETH:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

[To Be Updated to reflect revisions to Article 2 of PSA]

1.             Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a)       All right, title and interest of Assignor in and to all tangible personal property ("Personalty") set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Orange, State of Florida, as more particularly described in Exhibit B attached hereto and made a part hereof ("Real Property"), but excluding tangible personal property owned or leased by Assignor's property manager or the tenants of the Real Property under the Tenant Leases (as defined below).

(b)       All right, title and interest of Assignor in and to those certain leases described on Exhibit C attached hereto and made a part hereof (the "Tenant Leases"), relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Leases.

(c)       To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit D attached hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the "Contracts").

(d)       All right, title and interest of Assignor in and to those agreements set forth on Exhibit E attached hereto and made a part hereof (the "License Agreements").

2.             This Bill of Sale, Assignment and Assumption is given pursuant to that certain Agreement of Purchase and Sale (as amended, the "Purchase Agreement") dated as of September ____, 2017, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

Exhibit C, Bill of Sale, Assignment and Assumption	C-1

3.             As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE FLORIDA UNIFORM COMMERCIAL CODE.

4.             Assignee hereby accepts the assignment of the Personalty, the Tenant Leases, the Contracts and the License Agreements and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date of the Agreement and those set forth on Exhibit E attached hereto.

5.             Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including reasonable attorneys' fees) arising out of or relating to Assignee's failure to perform any of the foregoing obligations arising from and accruing on or after the date hereof.

6.             Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including reasonable attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Tenant Leases, Contracts or License Agreements, to the extent accruing prior to the date hereof.

7.             This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit C, Bill of Sale, Assignment and Assumption	C-2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR:

CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company

By:	CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company

	By:	Carroll Co-Invest III Orlando Portfolio, LLC, a Georgia limited liability company

By:
Name:
		Title:	Authorized Signatory

ASSIGNEE:

, a

By:
Name:
Title:

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Tenant Leases
Exhibit D	Contracts
Exhibit E	License Agreements
Exhibit F	Lease Costs and Expenses

Exhibit C, Bill of Sale, Assignment and Assumption	C-3

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform _____________________ ("Transferee") that withholding of tax is not required upon the disposition of a U.S. real property interest by CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C. ("Transferor"), the undersigned, in their capacity as _____________ of _____________, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.       Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.       Transferor's U.S. employer identification number is ___________; and

3.       Transferor's office address is ___________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of __________, 2017.

, a

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME on ___________________________, 2017 by ______________, _________________ of _____________, a __________________, on behalf of said __________________.

Notary Public, State of ___________

Exhibit D, FIRPTA Certificate	D-1

EXHIBIT E

NOTICE TO TENANTS

_____________________, _________

Dear Tenant:

You are hereby notified that CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company ("Seller"), the current owner of [Arium Hunter's Creek] [Arium at Metrowest] in Orlando, Florida (the "Property") and the current owner of the landlord's interest in your lease in the Property, has sold the Property to ________________, a __________________________ ("New Owner"), as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and your security deposit thereunder in the amount of $____________ (the "Security Deposit") to New Owner, and New Owner has assumed and agreed to perform all of the landlord's obligations under your lease (including any obligations set forth in your lease or under applicable law to repay or account for the Security Deposit) from and after such date. New Owner acknowledges that New Owner has received and is responsible for the Security Deposit.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations thereunder or under applicable law to repay or account for the Security Deposit, shall be the binding obligation of New Owner and its successors and assigns. Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

Very truly yours,

SELLER:

CH REALTY VII-CARROLL MF ORLANDO [HUNTER'S CREEK] [METROWEST], L.L.C., a Delaware limited liability company

By:	CH Realty VII-Carroll MF Orlando Properties, LLC, a Delaware limited liability company

	By:	Carroll Co-Invest III Orlando Portfolio, LLC, a Georgia limited liability company

By:
Name:
		Title:	Authorized Signatory

Exhibit E, Notice to Tenants	E-1

NEW OWNER:

By:
Name:
Title:

Exhibit E, Notice to Tenants	E-2

EXHIBIT F

[INTENTIONALLY OMITTED]

Exhibit F, Tenant Estoppel Certificate	F-1

EXHIBIT G-1

Hunter’s Creek Rent Roll

[follows this page]

Exhibit G-1, Hunter’s Creek Rent Roll	G-1

EXHIBIT G-2

Metrowest Rent Roll

[follows this page]

Exhibit G-2, Metrowest Rent Roll	G-2

EXHIBIT H

INTENTIONALLY OMITTED

Exhibit H, Intentionally Omitted	H-1

EXHIBIT I

OFAC Information* Form

1.	Full legal name of person or entity entering into the Agreement: ______________________________

2.	Check the box that accurately describes the party named in Item 1:

☐	Individual - Skip to Item 6	☐	Sole Proprietor - Skip to Item 6
☐	Corporation - Proceed to Item 3(a)	☐	Limited Liability Company - Proceed to Item 3
☐	Limited Partnership - Proceed to Item 3	☐	General Partnership – Skip to Item 4
☐	Trust – Skip to Item 5
☐	National or state chartered bank, savings and loan or other regulated financial institution - proceed to Item 3(b)	☐	Other (please describe): ___________________ and proceed to Item 3

3.	Is the party named in Item 1:

a. a publicly traded company on NYSE or NASDAQ or its wholly owned subsidiary?

☐Yes – (Provide ticker symbol ______ and skip to Item 6)        ☐No (Proceed to Item 4)

b. a national or state chartered bank, savings and loan or regulated financial institution or its wholly owned subsidiary?

☐Yes – (Provide relationship and skip to Item 6)        ☐No (Proceed to Item 4)

4.	For the entity named in Item 1, provide the following information:

a.	List state of formation: _____________________________________________________________________________________
b.	List name of Chairman, CEO and/or President: __________________________________________________________________

c.	List name of general partner(s) or manager(s) (if applicable), and each upstream owner (direct or indirect) who holds a 25% or greater ownership interest. The list must include owners with at least 50% aggregate upstream ownership: _________________________________

d.	For each entity named in 4.c, provide type of entity, state of formation, name of general partner(s) or manager(s) (if applicable), and name of Chairman, CEO and/or President and each upstream owner (direct or indirect) who holds a 25% or greater ownership interest and include owners with at least a 50% aggregate ownership. Please tier through each entity listed below until you reach an individual or a publicly traded company. Attach additional sheets as necessary: _____________________________________________________________________

e.	List any person or entity not otherwise disclosed in this Section 4 who has the right to control or direct the entity named in Item 1: ______________________________________________________________________________________________________

5.	For each entity named in Item 1 that is a trust, please provide names of all trustee(s) and beneficiary(ies):

6.	Full legal name of person signing the Agreement:____________________________________________________________

Exhibit I, OFAC Information	I-1

7.	List full legal name of any entity that is in the signature block to the Agreement and not otherwise listed in Item 1 or Item 4, including the state of formation, name of general partner or manager (if applicable), and name of the Chairman, CEO and/or President, for each or state NONE:

Exhibit I, OFAC Information	I-2

*WHAT IS OFAC?1

“OFAC” stands for the Office of Foreign Assets Control, an office of the U.S. Department of the Treasury. OFAC has designated people, banks, companies and other entities, and geographic areas that are considered a threat to national security or who participate in activities that are against U.S. foreign policy. Their names are placed on the Specially Designated Nationals and Blocked Persons List (SDN list), which can be found on OFAC’s website (www.treas.gov/ofac). All U.S. persons are prohibited from engaging in business with a person or entity on the list or that is owned or controlled by a person or entity on the list (a “Prohibited Person”).

*WHY HAVEN’T I HEARD ABOUT OFAC BEFORE?1

While sanctions and embargo programs have been in place for many years, following the events of September 11, 2001, special attention has been focused on ensuring that prohibited persons are not permitted to use the United States to finance their activities. The U.S. government requires all U.S. persons to comply and has implemented civil and criminal penalties for breach. As a result, companies have implemented procedures to screen names and other information to assure that they are complying with U.S. law and not doing business with a Prohibited Person.

1 https://www.treasury.gov/resource-center/sanctions/Documents/cons.pdf

Exhibit I, OFAC Information	I-3

SCHEDULE 2.1.3

HUNTER’S CREEK PERSONAL PROPERTY

Hunters Creek - Personal Property Inventory
Clubhouse		Office		Maintenance Equipment
Qty	Item	Qty	Item	Qty	Item
3	Mesh Chair	1	Monitor	12	Hanging Shelves
12	Counter Height Chair	3	Chair	1	Standing Shelf
10	Chair	1	Lamp	1	Work Desk
1	Desk	2	Printer	2	Surge Protector
2	Pedestal	1	Desk	1	First Aid Kit
2	Credenza	3	Filing Cabinet	1	Bucket/Mop
2	Lobby Chair	1	Entertainment Center	1	Trash Bin
2	Large Sofa	1	Candle Holder	3	Umbrella
1	Bench	1	Refrigerator	1	Rain Coat
3	Circular Table	1	Dishwasher	1	ZRS Mat
2	Coffee Table	1	Microwave	1	Radio
5	Side Table	1	Rug	1	Vacuum
2	Console Table	1	TV	1	Water Cooler
1	Picnic Table	6	Speakers	1	Eye Wash Station
6	Armless Chair	4	Emergency Lights	3	Motorola Radio
4	Lounge Chair	1	Keurig	5	Golf Cart
2	Large Arm Chair	8	Trash Bin	5	Golf Cart Charger
2	Love Seat	1	Fire Extinguisher	1	Pressure Washer
1	Lamp	1	Pool Table	1	Air Compressor
1	Miter Table	1	Paper Shredder	2	Air Handler
2	Parquet	1	Paper Cutter	2	Condensing Unit
1	Plank Console	3	Dry Erase Board	1	Tile Cutter
1	Marquis Seating	1	Laminator	2	Hand Blower
Pool Furniture		1	Pencil Sharpener	1	Backpack Blower
Qty	Item	1	Floor Fan	1	Generator
48	Lounge Chair	1	Step Stool	4	Charging Scale
36	Chair	1	Safe	3	Potable A/C
7	Dining Table	2	Golf Cart	1	Paint Sprayer
22	Tea Table	Model Home		7	Ladder
7	Umbrella	Qty	Item	5	Extension Cord
3	Shade Structure	1	Queen Bed and Bedding	3	Garden Hose
2	Canopy	2	Night Stand	2	A/C Gauges
Fitness Equipment		1	Dresser	1	Bolt Cutter
Qty	Item	3	Hanging Shelves	2	Caulk Gun
3	Treadmill	1	Desk w/Chair	1	Circular Saw
2	Elliptical	2	Side Chair	1	Claw Hammer
1	Recumbent Bike	1	Love Seat	5	Core Removal
1	Spin Bike	2	Bar Stool	1	Drop Cord Tool
1	Functional Trainer	2	End Table	1	Face Shield
1	Accessory Kit	1	Coffee Table	2	Fire Cabinet
1	Multi Press	1	Rug	8	Flashlight
1	Lat Pulldown	1	Dinnerware	4	Gas Can
1	Led Extension	12	Wall Art	3	Gas Blower
1	Decline Bench	20	Candle Holder	3	Goggles
1	Abdominal Bench	10	Pottery	2	Grease Gun
1	Dumbbell Rack	7	Florals	2	Hand Dollies
1	Kettlebell Set	6	Mirrors	5	Nifty nabbers
1	Mulitmount	4	Lamp	1	Post Hole Digger
2	Suspension Trainer	1	Radio	1	Pressure Hose
1	Plyo Cube	1	Dining Table w/Chairs	1	Round Hose
				1	Round Shovel
				3	Rubber Boot
				1	Screen Roller
				2	Shovels
				1	Sledge Hammer
				3	Spot Light
				1	Square Shovel
				3	Toilet Augers
				4	Torch Set
				1	Trench Shovel
				1	Tubing Cutters
				1	Drain Cleaner
				1	Router Skill
				1	Ozone Machine
				4	Air Movers

SCHEDULE 2.1.4

HUNTER’S CREEK SERVICE CONTRACTS

Hunters Creek - Summary of Contracts
Vendor	Service	Terminable	Cancel Notice	Cost Period
AmeriGas	General Supplier	Y	60
AmeriScapes	Landscaping	Y	30 (Apr.-Sep.) & 90 (Oct.-March)
Apartment Guide	Marketing, Online	Y	M2M	Monthly
Apartment Guide	Marketing, Online	Y	M2M	Monthly
Apartment List	Online	Y	M2M	Per-Service
Apartments.com	Online	Y	60	Monthly
Broadcast Music Inc	Music Licensing	Y	30	Annual
KeyTrak	Electronic Keys/Locks	Y	45	Monthly
Massey Services Inc	Pest Control	Y	M2M	Monthly
Massey Services Inc	Termite	Y	30	Annual
Mood Media	Music Licensing	Y	30	Monthly
Progressive Waste Solutions	Waste Removal	Y	30
Roberts Pool Service	Pool Maintenance	Y	M2M
Scent Air	Air Freshener	Y	30	Monthly
Valet Waste	Waste Removal	Y	90 Day Notice starting 10/2020	Monthly
Windstream	Telephone	Y	30	Monthly
Yelp	Marketing	Y	30	Monthly

SCHEDULE 2.1.5

HUNTER’S CREEK LICENSE AGREEMENTS AND

HUNTER’S CREEK EQUIPMENT LEASES

Hunters Creek - Summary of License Agreements and Equipment Leases
Vendor	Service	Cancel Notice	Cost Period
Brighthouse Networks	Telephone	30 day notice starting 12/2019
Canon Solutions America	Copier, Copier Maintenance	60 Days starting 10/2020	Monthly

SCHEDULE 2.2.3

METROWEST PERSONAL PROPERTY

MetroWest - Personal Property Inventory
Clubhouse Furniture		Business Center		Maintenance Equipment
Qty	Item	Qty	Item	Qty	Item
5	Desk	1	Lanier Copier	1	1 6" Bench Grinder
2	Credenza	1	Fire Extinguisher	1	Caulk Gun
12	Wall Art	1	Trash Bin	2	Goggles/Glasses
7	Train Bin	Model		1	Fire Cabinet
1	Dell Monitor	Qty	Item	2	Hand Truck
4	Surge Protector	1	Accent Chest	1	50" Garden Hose
1	Side Table	1	sofa	1	Pressure Hose
1	Fake Tree	1	Coffee Table	2	Nitrogen Test Equipment
1	File Cabinet	1	Chairs	2	Recovery Tank
1	Refrigerator	1	Table	1	Vacuum Pump
1	Microwave	1	Rug	1	Gas Can
1	Dishwasher	1	Drapery	3	6" Gauge Hose
1	Dinnerware	1	Dining Table	1	Core Remova Tool
1	Drinking Glasses	4	Dining Chairs	1	Tone Generator
1	Table	2	Queen Bed arc Bedding	1	6' Ladder
3	Chairs	2	Dresser	1	8' Ladder
1	Toaster	2	Nightstand	1	25' Extension Cord
2	Fire Extinguisher	1	Desk w/Chair	1	50' Extension Cord
2	Armless Chairs	1	Accessories	2	Pressure Washer S#2252035009
1	TV	Fitness Equipment		1	2-Tank Torch Set
1	Analog Lounge Bench	Qty	Item	1	Gas Blower
2	Saranac Bench	4	Treadmill	1	16 Gal Wet Vac S#02040V6001
1	Love seat	3	Elliptical	2	Mini Wet Vac
14	Counter Chair	1	Recumbent Bike	1	Saw
6	Arm Chair	1	Rower	1	Hand Held Gad Blower
2	Armless Lounge Chair	1	Multi-Press	1	Grease Gun
4	Carpet	1	Lat Pulldown	1	Bolt Cutters
1	Sofa	1	Rear Delt	1	Floor Blower
3	Arm Lounge Chair	1	Led Extension	1	Work Desk
4	High Back Chair	1	Leg Press	1	Desk Chair
10	Lounge Chair	1	Functional Trainer	2	Rubber Boots
1	3 Seat Sofa	1	Adjustable Bench	1	First Aid Kit
2	Table Lamp	1	Connexus Perimeter	1	Stair Help
1	Table	1	Heavy Bad Strap & Carabiner	5	Nifty Nabers
2	Link Table	1	Heavy Bag	1	Eye Wash Station
2	Square Table	1	TXR Commercial Suspension Trainer	1	Square Shovel
4	Circular Table	1	Dumbbell Rack	1	Round Shovel
1	Big Circular Table	1	Dumbbells (10 pr)	4	Com.cool Portable A/C
6	Side Table	1	Wall Kiosk	1	Delta Shopmaster Grinder
2	Cocktail Table	1	Projector Bundle	1	Skilsaw Circular Saw
2	Coffee Table	6	Indoor Cycle	1	Titan Keying Set
1	Pool Table	1	accessory Package	1	Freon leak Detectoe
				Golf Cart Chargers
				Qty	Item
				4	Maint Cart
				1	Office Cart
				Maintenance Room
				Qty	Item
				1	Canon Copy Machine
				1	Keytrak Drawers
				1	White Board
				1	Safe
				6	Motorola Two Way Radios

SCHEDULE 2.2.4

METROWEST SERVICE CONTRACTS

MetroWest - Summary of Contracts
Vendor	Service	Cancel Notice	Cost Period
AmeriScapes	Landscaping	90	Monthly
Apartment Guide	Online	30	Monthly
Apartment Guide	Marketing, Online	M2M	Monthly
Apartments.com	Online	60	Monthly
Aquatic Weed Control	Landscaping	30	Monthly
Broadcast Music Inc	Music Licensing	30	Annual
KeyTrak	Electronic Keys/Locks	45	Monthly
Massey Services Inc	Pest Control	M2M	Monthly
Mood Media	Music Licensing	30	Monthly
Scent Air	Air Freshener	30	Monthly
Valet Waste	Waste Removal	90 Day Notice Starting 10/2020	Monthly
Valet Waste	Waste Removal	30	Monthly
Valet Waste	Waste Removal	60	Monthly
Windstream	Telephone	30
Zillow	Lead Tracking	M2M

SCHEDULE 2.2.5

METROWEST LICENSE AGREEMENTS AND

METROWEST EQUIPMENT LEASES

MetroWest - Summary of License Agreements and Equipment Leases
Vendor	Service	Cancel Notice	Cost Period
Brighthouse Networks	Cable Television, Internet, Telephone	30 day notice starting 12/2019
Canon Solutions America	Copier	60 Day Notice Starting 10/2020	Monthly